BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0140442006-1
Barbara K. Cegavske	Filing Number 20222737640
Secretary of State State Of Nevada	Filed On 11/03/2022 13:06:27 PM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: GivBux, Inc. Entity or Nevada Business Identification Number (NVID): NV20061516566
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Robert Thompson Signature of Officer Date: 11/03/2022

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0140442006-1
Barbara K. Cegavske	Filing Number 20222737640
Secretary of State State Of Nevada	Filed On 11/03/2022 13:06:27 PM
	Number of Pages 5

Exhibit A

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
of
SERIES C PREFERRED STOCK
of
GIVBUX, INC.
(Pursuant to NRS 78.1955)

GivBux, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by NRS 78.1955 of the Nevada General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby the Certificate of Designation for SERIES C Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

By resolution of the board of directors pursuant to a provision in the articles of incorporation, this Certificate of Designation establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

Series C Preferred Stock to consist of One Million (1,000,000) shares:

1. **Dividends.** Except as may be required by the Nevada Business Corporation Act the Series C Preferred Stock shall not be entitled to receive cash, stock, or other property, as dividends.

2. **Redemption Rights**. Subject to the applicable provisions of Nevada Business Corporation Act, the Company shall have no right of redemption of the Series C Preferred Stock.

3. **Liquidation Rights**. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Company the sum of $0.001 per share (the "Liquidation Rate") before any payment or distribution shall be made on the Common Stock, or any other class of capital stock of the Company ranking junior to the Series C Preferred Stock.

(a) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company shall be deemed a dissolution, liquidation or winding up of the Company for purposes of this Paragraph 3, but the merger, consolidation, or other combination of the Company into or with any other corporation, or the merger, consolidation, or other combination of any other corporation, into or with the Company, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Paragraph 3. As use herein, the "merger consolidation or other combination" shall include, without limitation, a forward or reverse triangular merger or stock exchange of the Company and any of its subsidiaries with any other corporation.

(b) After title payment to the holders of shares of the Series C Preferred Stock of the full preferential amounts fixed by this Paragraph 3 for shares of the Series C Preferred Stock, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(c) In the event the assets of the Company available for distribution to the holders of the Series C Preferred Stock upon dissolution, liquidation or winding up of the Company shall be insufficient

to pay in full all amounts to which such holders are entitled pursuant to this Paragraph 3, no distribution shall be made on account of any shares of a class or series of capital stock of the Company ranking on a parity with the shares of the Series C Preferred Stock, if any, upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series C Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

4. Conversion of Series C Preferred Stock. The shares of the Series C Preferred Stock shall not be convertible into shares of the Common Stock.

5. Preferred Status. The rights of the shares of the Common Stock shall be subject to the preferences and relative rights of the shares of the Series C Preferred Stock. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series C Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the shares of the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company described in Paragraph 3 above.

6. Restriction on Dividends. If any shares of the Series C Preferred Stock are outstanding, the Company shall not, without the prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of the Series C Preferred Stock, directly or indirectly declare, pay, or make any dividends or other distributions upon any of the Common Stock.

7. Vote to Change the Terms of the Series C Preferred Stock. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series C Preferred Stock, the Company shall not amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series C Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of the Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company's discretion, by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date.

9. Voting. On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series C Preferred Stock shall be entitled to the number of votes on such matters equal to the number of shares of the Series C Preferred Stock held by such holder multiplied by 5,000 (five thousand). If no such record date is established, the date to be used for the determination of the stockholders entitled to vote on such matters shall be the date on which notice of the meeting of stockholders at which the vote is to be taken is marked, or the date any written consent of stockholders is solicited if the vote is not to be taken at a meeting. The holders of Series C Preferred Stock shall not vote as a separate class but shall vote with the holders of the Common Stock. Except as otherwise may be provided by law, the holders of the Series C Preferred Stock shall be entitled to one vote on all matters submitted to the vote of the holders of the Series C Preferred Stock.

10. Miscellaneous.

(a) Headings of Subdivisions. The headings of various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(b) Severability of Provisions. If any right, preference, or limitation of the Series C Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth is this resolution (as so amended) which can be given effect the invalid, unlawful, or unenforceable right, preference, or limitation shall, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth shall be deemed dependent upon any such other right, preference, or limitation unless so expressed herein.

IN WITNESS WHEREOF, this Certificate of Designation was duly adopted in accordance with the provisions of NRS 78.1955 of the General Corporation Law of the State of Nevada and is executed on behalf of the Company on this 31st day of October, 2022.

GivBux, Inc

by:
Name: Robert Thompson
Title: President

Attest:

Kerry Mitchell, Secretary